EXHIBIT 10.26

EMPLOYMENT AGREEMENT

This Employment Agreement is made as of December 30, 2009 (this “Agreement”), between Century Aluminum Company, a Delaware corporation (the “Company”) and William J. Leatherberry (the “Executive”).

In consideration of the mutual covenants and conditions set forth herein, the Company and the Executive agree as follows:

1. Employment.  Subject to the terms and conditions of this Agreement, the Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue to be employed with the Company.

2. Duties and Reporting Relationship.  (a) The Executive shall be employed in the capacity of Senior Vice President, General Counsel and Assistant Secretary of the Company.  In such capacity, the Executive shall be responsible for all legal and corporate relations matters, as well as the day to day corporate-level administrative affairs of the Company.  During the Term (as defined below), the Executive shall, on a full-time basis and consistent with the needs of the Company, devote the Executive’s full business time, skill, attention and efforts in carrying out the Executive’s duties and promoting the interests of the Company.  The Executive shall perform such activities and duties consistent with the Executive’s position, as the Chief Executive Officer of the Company shall from time to time reasonably specify and direct.  The Executive shall also serve as a director and/or officer of one or more of the Company’s subsidiaries as may be requested from time to time by the Board of Directors of the Company (the “Board”).   During the Term, the Executive shall not perform any consulting services for, or engage in any other business enterprises with, any third parties without the express written consent of the Chief Executive Officer of the Company, other than passive investments.

(a) The Executive shall generally perform the Executive’s duties and conduct the Executive’s business at the principal offices of the Company in Monterey, California.

(b) The Executive shall report solely to the Chief Executive Officer of the Company.

3. Term.  (a) The term of this Agreement shall commence on January 1, 2010 and end on December 31, 2011 (the “Initial Term”); provided, however, that unless earlier terminated in accordance with the terms of this Agreement, and subject, however, to termination as provided in Section 6, commencing on January 1, 2012, and on every other anniversary thereafter, the Initial Term of this Agreement shall automatically be extended for two years (each then-extended year of this Agreement being an “Extended Term”).  The Initial Term as may be extended by each Extended Term is hereinafter referred to the “Term”.

(a) Termination of Renewal.  Either party may give effective written notice to the other party of such notifying party’s intention not to renew this Agreement beyond the then-current term of this Agreement (“Notice of Non-Renewal”), provided that such notice is given by the notifying party no later than September 30 of the last year of the then-current term of this Agreement (or such shorter term as may be agreed to by the Company and the Executive in writing).  If a party delivers a Notice of Non-Renewal, the term of this Agreement will end as of the last day of the then-current term of this Agreement, or as may otherwise be agreed to by the Company and the Executive in writing.  By way of illustration, on January 1, 2012, the Term of this Agreement will be extended to December 31, 2013 unless either party provides a Notice of Non-Renewal on or prior to September 30, 2011; and on January 1, 2014, the Term of this Agreement will be further extended to December 31, 2015 unless either party provides a Notice of Non-Renewal on or prior to September 30, 2013.

4. Compensation.

(a) Base Salary.  During the Term, the Executive shall be paid an annual base salary of $310,000 which may be subject to increase from time to time by recommendation of the Chief Executive Officer of the Company to, and approval by, the Compensation Committee (the “Compensation Committee”) of the Board (such amount, as increased, the “Base Salary”).  All amounts paid to the Executive under this Agreement shall be in U.S. dollars.

(b) Bonuses.  During the Term, the Executive shall be eligible for an annual performance bonus based upon the Executive’s individual performance and achievement by the Company of overall objectives as determined by the Compensation Committee.  The target bonus opportunity for the Executive’s annual performance bonus will be a percentage of the Executive’s Base Salary, as determined by the Compensation Committee, based on the recommendation of and in consultation with the Chief Executive Officer, and based on terms and conditions that are no less favorable than those provided to similarly situated executives.  In addition to the annual performance bonus, the Executive shall also be eligible to participate in the Company’s long-term incentive compensation arrangements on terms and conditions generally no less favorable than the terms and conditions generally applicable to other executive officers of the Company.

(c) Withholding.  All compensation paid to the Executive hereunder shall be paid in accordance with the Company’s normal payroll practice with respect to salaried employees and shall be subject to any payroll and withholding deductions required by applicable law.

5. Additional Compensation; Expenses and Benefits.

(a) Expenses.  During the Term, the Company shall reimburse the Executive for all reasonable and necessary business expenses incurred and advanced by the Executive in carrying out the Executive’s duties under this Agreement.  The Executive shall present to the Company an itemized account of all expenses in such form as may be required by the Company from time to time.

(b) Incentive Plans.  During the Term, the Executive shall be eligible to participate in any incentive plans and programs generally offered to executive officers of the Company, including the Company’s Amended and Restated 1996 Stock Incentive Plan.  Incentives may be subject to the Executive’s individual performance and satisfaction of objectives established by the Board or the Compensation Committee.  Incentives may be paid in the form of cash, stock options, restricted stock, restricted stock units or other securities of the Company.

(c) Pension Benefits.  The Executive shall be eligible to receive retirement benefits as follows:

(i) Qualified Plan Benefits.  The Executive shall be eligible to participate in the Company's Employees' Retirement Plan (the "Qualified Plan") in accordance with the terms of the Qualified Plan.

(ii) Supplemental Executive Retirement Benefits.  In addition to payments that the Executive is eligible to receive under the Qualified Plan, the Executive also shall be eligible to receive supplemental executive retirement benefits as set forth in this Agreement and in the Company’s Supplemental Retirement Income Benefit Plan (the “SERB Plan”), which benefits are an amount equal to the difference between the amount the Executive would receive under the Qualified Plan and the amount the Executive would be entitled to receive had the Executive’s benefit under the Qualified Plan not been subject to the limitations on benefits and contributions set forth in Sections 401(a)(17) and 415 of the Internal Revenue Code of 1986, as at any time amended, and the regulations thereunder (the “Code”) (the “Supplemental Retirement Benefits”).

(iii) Vesting.  The Qualified Plan Benefits and Supplemental Retirement Benefits described in this Section 5(c) shall be fully vested as of the fifth anniversary of the commencement of the Executive’s employment by the Company on January 10, 2005; i.e., shall be fully vested on January 10, 2010.

(iv) Prohibition on Assignment.  Other than pursuant to the laws of descent and distribution, the Executive's right to benefit payments under this Section 5(c) is not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Executive or the Executive's beneficiary.

(v) Source of Payments.  Subject to Section 10 of the SERB Plan, all benefits under Section 5(c)(ii) shall be paid in cash from the general funds of the Company, and, except as set forth below, no special or separate fund shall be established or other segregation of assets made to assure such payments; provided, however, that the Company may establish a bookkeeping reserve to meet its obligations hereunder.  It is the intention of the parties that the arrangements be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974.  In the event of a potential Change in Control, and before a Change in Control occurs, the Company shall contribute to the Trust described in Section 10 of the SERB Plan, and in the manner described therein, those amounts necessary to cause the present value of the Trust assets to be no less than the present value of the future benefits payable under the SERB Plan.  For purposes of this Agreement, “Change in Control” shall have the meaning set forth in the Executive’s Severance Protection Agreement with the Company, if any (any such Severance Protection Agreement, as may be restated and amended from time to time, the “Severance Protection Agreement”), and if no such Severance Protection Agreement exists, if the Executive is an Eligible Employee (as such term is defined in the Company’s Executive Severance Plan (as may be amended and restated from time to time, the “Executive Severance Plan”)) under the Executive Severance Plan, “Change in Control” shall have the meaning set forth in the Executive Severance Plan; provided, however, if the Executive is neither party to a Severance Protection Agreement nor an Eligible Employee (as such term is defined in the Executive Severance Plan) under the Executive Severance Plan, “Change in Control” shall have the meaning set forth in the Amended and Restated 1996 Stock Incentive Plan, as may be amended and restated from time to time.

(vi) Executive's Status.  The Executive shall have the status of a general unsecured creditor of the Company, and the SERB Plan shall constitute a mere promise to make benefit payments in the future.

(vii) Survival of Benefit.  The Supplemental Retirement Benefits described in this Section 5(c) shall not be reduced during the term of this Agreement or thereafter, and the Executive's rights with respect to these benefits shall survive any termination (or non renewal) of this Agreement, including, without limitation, a termination pursuant to Section 6(a), or any amendment or termination of the SERB Plan, to the full extent necessary to protect the interests of the Executive under this Agreement and under the terms of the SERB Plan.

(d) Other Benefits.  During the Term, the Executive shall be eligible to participate in any other benefit plans, programs, policies and fringe benefits which may be made available from time to time to the executive officers of the Company generally, including, without limitation, disability, medical, dental and life insurance and benefits under the Company’s 401(k) savings plan, subject in each case to the terms and requirements of each such plan, program, policy or benefit.

6. Termination.  The date upon which the Executive’s employment with the Company under this Agreement is deemed to be terminated in accordance with any of the provisions of this Section 6 is referred to herein as the “Termination Date.” A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination also constitutes a “separation from service” within the meaning of Section 409A (“Section 409A”) of the Code (a “Separation from Service”), and notwithstanding anything contained herein to the contrary, the date on which a Separation from Service takes place shall be the Termination Date.

(a)  The Company shall have the right and may elect to terminate this Agreement and the Executive’s employment for Cause at any time.  For purposes of this Agreement, “Cause” means the occurrence or existence of any of the following:

(i) the continued failure by the Executive to perform the Executive’s duties at a satisfactory level of performance (other than any such failure resulting from the Executive’s incapacity due to physical or mental fitness), which failure cannot be cured or is not cured within ten (10) business days after written notice from the Chief Executive Officer identifying the manner in which the Company believes the Executive has failed to perform the Executive’s duties;

(ii) the engaging by the Executive in conduct which is materially injurious to the Company, monetarily or otherwise, which conduct or injury cannot be cured or is not cured within ten (10) business days after written notice from the Chief Executive Officer identifying the manner in which the injury occurred; or

(iii) a material breach by the Executive of the terms of this Agreement, which breach cannot be cured or is not cured within ten (10) business days after written notice from the Chief Executive Officer identifying the manner in which the breach occurred.

Notwithstanding the foregoing, no termination for Cause shall exist unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the members of the Board, at a meeting called and held for the purpose (after reasonable notice to the Executive and an opportunity for him, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board that the Executive was guilty of conduct set forth in clauses 6(a)(i), (ii) and/or (iii) above and specifying the particulars thereof in detail. Notwithstanding the foregoing, the Company must notify the Executive of any event constituting Cause within 45 days following the Company's knowledge of its existence or such event will not constitute Cause under this Agreement.   For purposes of this Agreement, no act or failure to act, on the part of the Executive, will be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company.  The Executive’s employment will in no event be considered to have been terminated by the Company for Cause if the act or failure to act upon which such termination is based is an act or failure to act in respect of which the Executive meets the applicable standard of conduct prescribed for indemnification or reimbursement or payment of expenses under the By-laws of the Company or the laws of the state of its incorporation or the directors’ and officers’ liability insurance of the Company, in each case as in effect at the time of such act or failure to act.

(b) This Agreement and the Executive’s employment shall terminate upon the death of the Executive.

(c) The Company shall have the right and may elect to terminate this Agreement and the Executive’s employment upon the Disability of the Executive.  For purposes of this Agreement, “Disability” means, in the opinion of the Compensation Committee (or a person appointed by the Compensation Committee), a physical or mental disability of the Executive that has continued or is expected to continue for 180 consecutive calendar days and as a result thereof, the Executive will be unable to continue the proper performance of the Executive’s duties.  For purposes of determining Disability, the Executive agrees to submit to such physical and mental examinations, if any, as the Compensation Committee (or a person appointed by the Compensation Committee) may request and hereby authorizes, to the extent permitted by law, the examining person to disclose his findings to the Compensation Committee (or the person appointed by the Compensation Committee).

(d) The Executive shall have the right to terminate this Agreement and the Executive’s employment at any time with or without Good Reason (as defined below).  Should the Executive wish to resign from the Executive’s position with the Company during the Term, for other than Good Reason, the Executive shall give at least thirty (30) business days prior written notice to the Company.  This Agreement shall terminate on the effective date of the resignation set forth in the notice of resignation, however, the Company may, at its sole discretion, instruct that the Executive perform no job responsibilities and cease the Executive’s active employment immediately upon receipt of the notice from the Executive.

(e) The Company shall have the right to terminate this Agreement and the Executive’s employment without Cause at any time.  This Agreement shall terminate one day following receipt of such notice by the Executive, however, the Company may, at its sole discretion, instruct that the Executive cease active employment and perform no more job duties immediately upon provision of such notice to the Executive.

(f) Should the Executive wish to resign from the Executive’s position with the Company for Good Reason during the Term, the Executive shall give at least thirty (30) business days prior written notice to the Company.  This Agreement shall terminate on the date specified in such notice, however, the Company may, at its sole discretion, instruct that the Executive cease active employment and perform no more job duties immediately upon receipt of such notice from the Executive.

For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events (without the Executive’s prior written consent):

(i) a material adverse change in the Executive’s status, title, position or responsibilities (including reporting responsibilities) with the Company or any subsidiary thereof;

(ii) a material reduction in the Executive’s annual salary or target annual bonus opportunity; provided, however, that a reduction by more than 15% in the Executive’s annual salary or target bonus opportunity shall be considered a material reduction for purposes of this Section 6(f)(ii);

(iii) a relocation of the Executive’s principal place of employment that causes the Executive’s commute from the Executive’s principal residence to the new work location to increase by 30 miles or more;

(iv) any material breach by the Company of this Agreement;

(v) the failure of the Company to obtain an agreement, satisfactory to the Executive, from any successors to assume and agree to perform this Agreement, as contemplated in Section 15 of this Agreement; or

(vi) The Company’s delivery of a Notice of Non-Renewal to the Executive pursuant to Section 3(b) of this Agreement; provided, however, if in connection with the Company’s delivery of a Notice of Non-Renewal to the Executive pursuant to Section 3(b) of this Agreement, the Company presents the Executive with an agreement containing terms and conditions (e.g., severance benefits/term of contract) that are no less favorable than those provided to similarly situated executives, then such delivery of a Notice of Non-Renewal shall not constitute “Good Reason” for purposes of this Section 6(f)(vi).  For the avoidance of doubt, the Executive shall have the right to terminate the Executive’s employment upon the occurrence of any of the events listed in Sections 6(f)(i) through 6(f)(v) following the delivery of a Notice of Non-Renewal.

Notwithstanding anything to the contrary in Sections 6(f)(i) through (vi), above, the Executive shall provide written notice to the Company of any actual or perceived occurrence of any of the foregoing events which could give rise to a “Good Reason” termination by the Executive, and the Company shall have twenty (20) business days from the date of such notice to cure any alleged deficiency to the extent curable.

7. Effect of Termination of Employment.

(a) If the Executive’s employment is terminated by the Company for Cause, by the Executive other than for Good Reason or due to death or Disability, the Executive shall, in lieu of any future payments or benefits under this Agreement, be entitled to (i) any earned but unpaid Base Salary and any business expenses incurred but not reimbursed, in each case, prior to the Termination Date and (ii) any other vested benefits under any other benefit plans or programs in accordance with the terms of such plans and programs (collectively, the “Accrued Payments and Benefits”).

(b) If the Executive’s employment is terminated due to Disability:

(i) the Company shall pay to the Executive the Accrued Payments and Benefits;

(ii) the Company shall pay to the Executive an amount equal to the sum of:  (A) the annual cash performance bonus that the Executive would have earned on the last day of the Company’s fiscal year, based on the actual level of the individual and Company performance goals achieved through the Termination Date, multiplied by a fraction, the numerator of which is the number of days elapsed in the fiscal year through the Termination Date and the denominator of which is 365 and (B) except as otherwise provided for in the plan documents underlying a long-term cash incentive compensation award (in which case, such plan documents underlying such long-term cash incentive compensation award shall govern), an amount equal to the sum of each long-term cash incentive award, calculated as to each such award by multiplying the award that the Executive would have earned on the last day of the performance period, based on the actual level of the individual and Company performance goals achieved through the Termination Date, by a fraction, the numerator of which is the number of days elapsed in the performance period through the Termination Date and the denominator of which is the total number of days contained in such performance period.  The foregoing bonus and award payments, if any, will be paid at the same time as the Company pays such bonuses and awards to similarly situated employees but in no event later than March 15th of the year following the year of the Executive’s termination of employment;

(iii) all options held by the Executive pursuant to the Company’s incentive plans and program which have not vested as of the Termination Date will accelerate and vest immediately as of the Termination Date, and the Executive or the Executive’s representative may exercise all unexercised options within three years after such Disability or the expiration of the option, whichever is sooner; and

(iv) all service-based and performance-based shares awarded to the Executive pursuant to the Company’s incentive plans and programs shall immediately vest; provided, however, that any performance-based shares shall be valued and awarded at the times and in the manner awarded to other plan participants pursuant to the terms of the agreements or plans governing such awards.

(c) If the Executive’s employment is terminated due to death:

(i) the Company shall pay to the Executive’s estate the Accrued Payments and Benefits;

(ii) the Company shall pay to the Executive’s estate an amount equal to the sum of:  (A) the Executive’s target annual bonus on the Termination Date, multiplied by a fraction, the numerator of which is the number of days elapsed in the fiscal year through the Termination Date and the denominator of which is 365 and (B) except as otherwise provided for in the plan documents underlying a long-term cash incentive compensation award (in which case, such plan documents underlying such long-term cash incentive compensation award shall govern), an amount equal to the sum of each long-term cash incentive award, calculated as to each such award by multiplying the award that the Executive would have earned on the last day of the performance period, assuming achievement at target level of the individual and corporate performance goals established with respect to such award, by a fraction, the numerator of which is the number of days elapsed in the performance period through the Termination Date and the denominator of which is the total number of days contained in such performance period.  The foregoing bonus and award payments, if any, will be paid within sixty (60) calendar days following the Executive’s death;

(iii) all options held by the Executive pursuant to the Company’s incentive plans and program which have not vested as of the Termination Date will accelerate and vest immediately as of the Termination Date, and the Executive’s representative may exercise all unexercised options within three years after such death or the expiration of the option, whichever is sooner; and

(iv) all service-based and performance-based shares awarded to the Executive pursuant to the Company’s incentive plans and programs shall immediately vest; provided, however, that any performance-based shares shall be valued assuming achievement at target level of the individual and corporate performance goals established with respect to such performance-based shares and shall be awarded no later than March 15th of the year following the year of the Executive’s death.

(d) If the Company terminates the Executive’s employment without Cause (unless such termination is due to the Executive’s death or Disability) or the Executive terminates the Executive’s employment for Good Reason, then the Executive shall be entitled to the following payments and benefits:

(i) Accrued Payment and Benefits.  The Company shall pay to the Executive the Accrued Payments and Benefits;

(ii) Severance Payments.   The Company shall pay to the Executive a lump sum cash amount equal to the sum of (A) two and one-half times Base Salary, (B)   two and one-half times Target Annual Bonus, and (C) Pro Rata Bonus.  For purposes of this Agreement, “Target Annual Bonus” means an amount equal to the greater of (1) the Executive’s target annual bonus on the Termination Date, or (2) the Executive’s target annual bonus for the most recently completed fiscal year.  For purposes of this Agreement, “Pro Rata Bonus” means the sum of (1) an amount equal to the Executive’s target annual bonus multiplied by a fraction, the numerator of which is the number of calendar days elapsed in the fiscal year through the Termination Date and the denominator of which is 365 and (2) except as otherwise provided for in the plan documents underlying a target long-term cash incentive compensation award (in which case, such plan documents underlying such target long-term cash incentive compensation award shall govern), an amount equal to the sum of each of Executive’s target long-term cash incentive compensation awards for each uncompleted performance period on the Termination Date, calculated as to each such award by multiplying the award that the Executive would have earned on the last day of the performance period, assuming achievement at target level of the individual and corporate performance goals established with respect to such award, by a fraction, the numerator of which is the number of calendar days elapsed in the performance period through the Termination Date and the denominator of which is the total number of calendar days contained in such performance period;

(iii) Health and Welfare Benefit Continuation.  Commencing on the date immediately following the Executive’s Termination Date and continuing for two and one-half years (the “Benefit Continuation Period”), the Company shall arrange to provide the Executive and the Executive’s eligible dependents, at no greater cost to the Executive than the cost to the Executive immediately prior to the Termination Date, health and welfare benefits, including, but not limited to, long-term disability, medical, dental, life insurance and pre-tax insurance premiums (the “Health and Welfare Benefits”), no less favorable than those provided to the Executive and the Executive’s eligible dependents immediately prior to the Termination Date, but only to the extent (A) permitted under each of the applicable Health and Welfare Benefits plans or policies as in effect on the Executive’s Termination Date and (B) that the Executive makes a payment to the Company in an amount equal to the monthly premium payments (as in effect immediately prior to the Termination Date) (both the employee and employer portion)

required to maintain such coverage on the first day of each calendar month commencing with the first calendar month following the Termination Date and the Company shall reimburse the Executive on an after-tax basis for the amount of such premiums, if any, in excess of any employee contributions necessary to maintain such coverage for the Benefit Continuation Period (such excess premiums, the “Additional Premiums”) and such reimbursement shall comply with the rules for reimbursements provided in Section 21(b).  Benefits otherwise receivable by the Executive pursuant to this Section 7(d)(iii) shall be reduced to the extent benefits of the same type are received by or made available to the Executive during the Benefit Continuation Period (and any such benefits received by or made available to the Executive shall be reported to the Company by the Executive).  For the avoidance of doubt, reimbursements on an after-tax basis are limited solely to the Additional Premiums;

(iv) Pension Benefits.  The Company shall credit the Executive for pension purposes with service during the Benefit Continuation Period and shall pay to the Executive in a single payment an amount in cash equal to the excess of (A) the Recalculated Retirement Benefit (as provided in this Section 7(d)(iv)) had (1) the Executive remained employed by the Company for the duration of the Benefit Continuation Period, (2) the Executive’s annual compensation during such period been equal to the Base Salary and the Target Annual Bonus, (3) the benefit accrual formulas of each retirement plan remained no less advantageous to the Executive than those in effect immediately preceding the Termination Date and the Company made employer contributions to each defined contribution plan in which the Executive was a participant at the Termination Date in an amount equal to the amount of such contribution for the plan year immediately preceding the Termination Date, and (4) the Executive been fully (100%) vested in the Executive’s benefit under each retirement plan in which the Executive was a participant, over (B) the lump sum actuarial equivalent of the aggregate retirement benefit the Executive is actually entitled to receive under such retirement plans.  For purposes of this Section 7(d)(iv), the “Recalculated Retirement Benefit” shall mean the lump sum actuarial equivalent of the aggregate retirement benefit the Executive would have been entitled to receive under the Company’s qualified and non-qualified retirement plans.  For purposes of this subsection 7(d)(iv), the “actuarial equivalent” shall be determined in accordance with the actuarial assumptions used for the calculation of benefits under the applicable retirement plan as applied prior to the Termination Date in accordance with such plan’s past practices;

(v) Equity Awards.  (A) All options held by the Executive pursuant to the Company’s incentive plans and program which have not vested as of the Termination Date will accelerate and vest immediately as of such date.  The Executive may exercise all unexercised options within 180 calendar days after the Executive’s Termination Date or the expiration date of the option, whichever is sooner; and  (B) All service-based and performance-based shares awarded to the Executive pursuant to the Company’s incentive plans and programs shall immediately vest; provided, however, that any performance-based shares shall be valued and awarded at the times and in the manner awarded to other plan participants pursuant to the terms of the agreements or plans governing such awards; and

(vi) Outplacement Services.  The Company shall provide the Executive with third-party outplacement services suitable to the Executive’s position for the period following the Termination Date and ending on December 31 of the second year following the Termination Date or, if earlier, until the first acceptance by the Executive of an offer of employment, provided, however, that in no case shall the Company be required to pay in excess of $20,000 over such period in providing outplacement services and that all reimbursements hereunder shall be paid to the Executive within thirty (30) calendar days following the date on which the Executive submits the invoice but no later than December 31 of the third calendar year following the year of the Termination Date.

(vii) Release.  Notwithstanding the foregoing, the Company’s obligations under Section 7(d) shall be conditioned upon the Executive executing, delivering and not revoking (within the seven (7) day revocation period) a Separation Agreement provided by the Company which contains a general release of claims in favor of the Company.  Such release and waiver of claims must be signed within 45 calendar days (or such longer period as mandated by applicable employment laws) following the Executive’s Termination Date.  The Company shall have no obligations under Section 7(d) if the Executive fails to deliver the executed Separation Agreement to the Company within the specified period of time.

(viii) Time of Payments.  Subject to Section 21 hereof, all payments required to be made hereunder to the Executive shall be made (in the case of any lump sum payments) or shall commence on the thirtieth (30th) calendar day following the Executive’s Termination Date, or, if later, on the eighth (8th) calendar day following the expiration of the release consideration period required by applicable law (the “Release Effective Date”); provided, however, that in each case (A) the release contemplated by Section 7(d)(vii) has been executed and has become non-revocable prior to any payment hereunder, and (B) if the maximum period in which the Release may be revoked ends in the year following the year in which the Executive incurs a Separation from Service, then the Release Effective Date shall be deemed to be the later of (i) the first business day in the year following the year in which the Executive incurs the Separation from Service or (ii) the Release Effective Date (without regard to this proviso).

(e) Six-Month Delay.  Notwithstanding any provisions of this Agreement to the contrary, if the Executive is a “specified employee” (within the meaning of Section 409A and determined pursuant to policies adopted by the Company) at the time of the Executive’s Separation from Service and if any portion of the payments or benefits to be received by the Executive upon Separation from Service would be considered deferred compensation under Section 409A (“Nonqualified Deferred Compensation”), amounts that would otherwise be payable pursuant to this Agreement during the six-month period immediately following the Executive’s Separation from Service that constitute Nonqualified Deferred Compensation and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Executive’s Separation from Service that constitute Nonqualified Deferred Compensation will instead be paid or made available on the earlier of (i) the first business day of the seventh month following the date of the Executive’s Separation from Service and (ii) the Executive’s death.

8. Effect of a Change in Control.  (a) If there is a Change in Control, then all options and performance shares that have not vested will accelerate and vest immediately.  Performance shares awarded to the Executive shall be valued at 100 percent as though the Company had achieved its target for each relevant plan period.  The Executive shall be entitled to receive one share of the Company’s common stock upon the vesting of each performance share.  Upon a Change in Control, the Executive shall have the right to require the Company to purchase, for cash, and at fair market value, any shares of stock purchased upon exercise of any option or received upon the vesting of any Performance Share.

(a) No Duplication of Benefits.  Notwithstanding any provision of this Agreement to the contrary, if the Executive’s employment is terminated for any reason, in no event shall the Executive be eligible for severance payments and/or benefits under both (i) Section 7 of this Agreement and (ii) a Severance Protection Agreement or the Executive Severance Plan.  In the event that the Executive is a party to a Severance Protection Agreement or is an Eligible Employee (as defined in the Executive Severance Plan) under the Executive Severance Plan that, in either case, would entitle the Executive to severance payments and/or benefits under such Severance Protection Agreement or the Executive Severance Plan, as applicable, the Executive shall be paid such severance payments and/or benefits in accordance with the Severance Protection Agreement or the Executive Severance Plan, as applicable, and the Executive shall not be entitled to any payments and/or benefits pursuant to Section 7 of this Agreement.   For the avoidance of doubt, nothing herein is intended to provide a duplication of payments under this Agreement and any plan documents underlying a long-term cash incentive compensation award in respect of the long-term incentive pro rata bonus award.

9. Confidentiality and Related Covenants.  The Executive acknowledges and agrees:

(a) Confidential Information.  Except as specifically permitted by this Section 9(a), and except as required in the course of the Executive’s employment with the Company, while in the employ of the Company or thereafter, the Executive will not communicate or divulge to or use for the benefit of the Executive or any other person, firm, association, or corporation without the prior written consent of the Company, any Confidential Information (as hereinafter defined) owned, or used by the Company or any of its Affiliates that may be communicated to, acquired by or learned of by the Executive in the course of, or as a result of, the Executive’s employment with the Company or any of its Affiliates. All Confidential Information relating to the business of the Company or any of its Affiliates which the Executive shall use or prepare or come into contact with shall become and remain the sole property of the Company or its Affiliates.  For purposes of this Agreement, “Affiliate” shall mean any company controlled by, controlling, or under common control with, the Company.

The Executive may disclose Confidential Information to the extent it (i) becomes part of the public domain otherwise than as a result of the Executive’s breach hereof or (ii) is required to be disclosed by law.  If the Executive is required by applicable law or regulation or by legal process to disclose any Confidential Information, the Executive will provide the Company with prompt notice thereof so as to enable the Company to seek an appropriate protective order.

Upon request by the Company, the Executive agrees to deliver to the Company at the termination of the Executive’s employment, or at such other times as the Company may request, all memoranda, notes, plans, records, reports and other documents (and all copies thereof) containing Confidential Information that the Executive may then possess or have under the Executive’s control.

For purposes of this Agreement, "Confidential Information" means information not generally known about the Company and its Affiliates, services and products, whether written or not, including information relating to research, development, purchasing, marketing plans, computer software or programs, any copyrightable material, trade secrets and proprietary information, including, but not limited to, customer lists.

(b) Assignment of Patents and Copyrights.  The Executive shall assign to the Company all inventions and improvements within the existing or contemplated scope of the Company's business made by the Executive while in the Company's employ, together with any such patents or copyrights as may be obtained thereon, both domestic and foreign.  Upon request by the Company and at the Company's expense, the Executive will at any time during the Executive’s employment with the Company and after termination regardless of the reason therefore, execute all proper papers for use in applying for, obtaining and maintaining such domestic and foreign patents and/or copyrights as the Company may desire, and will execute and deliver all proper assignments therefore.

(c) Covenant Not to Solicit.  Other than in connection with the performance of the Executive’s duties, for the remainder of the Executive’s term of employment with the Company and for the remainder of the Benefit Continuation Period thereafter, the Executive shall not (i) solicit any employees of the Company to leave the Company’s employ to work for any company with which the Executive is employed or (ii) employ any employee who is employed by the Company.

(d) Covenant Not to Disparage.  The Executive agrees that the Executive will not make any statements, whether oral, written, telephonic, electronic, or by or in any other method or in any other format, that in any way disparage, damage, or undermine the character or reputation of the Company or  any of its Affiliates, or any member of management thereof; provided, however, that the Executive may make such statements as are necessary to comply with law.  The Company agrees that the Company, including the Company’s senior officers in their capacity as senior officers of the Company, will not issue any press release or official statements that in any way disparage, damage, or undermine the character or reputation of the Executive; provided, however, that the Company may make such statements as are necessary to comply with law.  Either party may resort to a court of equity to enforce this Section 9(d) by injunctive relief.  The parties agree that the Company and the Executive may enforce this Section 9(d) without posting a bond and without giving notice to the maximum extent permitted by law

(e) Survival.  Notwithstanding any contrary provision contained herein, any obligations of the Executive under this Section 9 shall survive any termination of this Agreement and any termination of the Executive’s employment with the Company.  With respect to the Executive, any breach or threatened breach of the covenants in this Section 9 shall constitute a basis for the Company to suspend the Executive’s right to receive any payments or benefits to which the Executive is otherwise entitled under this Agreement.

10. Remedies.  The Executive and the Company agree that damages for breach of any of the covenants under Section 9 will be difficult to determine and inadequate to remedy the harm which may be caused thereby, and therefore consent that these covenants may be enforced by temporary or permanent injunction without the necessity of bond.  The Executive believes, as of the date of this Agreement, that the provisions of this Agreement are reasonable and that the Executive is capable of gainful employment without breaching this Agreement.  However, should any court or arbitrator decline to enforce any provision of Section 9 of this Agreement, this Agreement shall, to the extent applicable in the circumstances before such court or arbitrator, be deemed to be modified to restrict the Executive’s competition with the Company to the maximum extent of time, scope and geography which the court or arbitrator shall find enforceable, and such provisions shall be so enforced.

11. Indemnification.  The Executive shall be entitled to indemnification on terms and conditions that are no less favorable than those provided to directors and officers of the Company at any time during the Term.

12. Entire Agreement.  The provisions contained herein constitute the entire agreement between the parties with respect to the subject matter hereof and supersede any and all prior agreements, understandings and communications between the parties, oral or written, with respect to such subject matter, but excluding any equity award agreements between the Executive and the Company.

13. Modification.  Any waiver, alteration, amendment or modification of any provisions of this Agreement shall not be valid unless in writing and signed by both the Executive and the Company.

14. Severability.  If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof, which shall remain in full force and effect.

15. Assignment.  The Executive may not assign any of the Executive’s rights or delegate any of the Executive’s duties hereunder without the prior written consent of the Company.  The Company may not assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the Executive, except that any successor to the Company by merger or purchase of all or substantially all of the Company’s assets shall assume this Agreement.

16. Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the successors in interest of the Executive and the Company.

17. Notices.  All notices and other communications required or permitted hereunder shall be made in writing and shall be deemed effective when delivered personally or transmitted by facsimile transmission, one business day after deposit with a nationally recognized overnight courier (with next day delivery specified) and five business days after mailing by registered or certified mail:

if to the Company:
Century Aluminum Company 2511 Garden Road - Building A, Suite 200 Monterey, CA 93940 Attention: Chief Executive Officer
if to the Executive:
To the Executive’s address on file at the offices of the Company or to such other person or address as either party shall furnish in writing to the other party from time to time.

18. Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed entirely within the State of California.

19. Non-Mitigation.  The Executive shall not be required to mitigate damages or seek other employment in order to receive compensation or benefits under Section 7(d) of this Agreement; nor shall the amount of any benefit or payment provided for under Section 7(d) of this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer.

20. Arbitration.  (a) The Executive and the Company agree that if a dispute arises concerning or relating to the Executive’s employment with the Company, or the termination of the Executive’s employment, such dispute shall be submitted to binding arbitration under the rules of the American Arbitration Association regarding resolution of employment disputes in effect at the time such dispute arises.  The arbitration shall take place in Monterey, California, before a single experienced arbitrator licensed to practice law in California and selected in accordance with the American Arbitration Association rules and procedures.  Except as provided below, the Executive and the Company agree that this arbitration procedure will be the exclusive means of redress for any disputes relating to or arising from the Executive’s employment with the Company or the Executive’s termination, including disputes over rights provided by federal, state, or local statutes, regulations, ordinances, and common law, including all laws that prohibit discrimination based on any protected classification.  The parties expressly waive the right to a jury trial, and agree that the arbitrator’s award shall be final and binding on both parties, and shall not be appealable.  The arbitrator shall have discretion to award monetary and other damages, and any other relief that the arbitrator deems appropriate and is allowed by law.  The arbitrator shall have the discretion to award the prevailing party reasonable costs and attorneys’ fees incurred in bringing or defending an action, and shall award such costs and fees to the Executive in the event the Executive prevails on the merits of any action brought hereunder.

(a) The Company shall pay the cost of any arbitration proceedings under this Agreement if the Executive prevails in such arbitration on at least one substantive issue.

(b) The Company and the Executive agree that the sole dispute that is excepted from Section 20(a) is an action seeking injunctive relief from a court of competent jurisdiction regarding enforcement and application of Sections 9 or 10 of this Agreement, which action may be brought in addition to, or in place of, an arbitration proceeding in accordance with Section 20(a).

21. Compliance with Section 409A.  (a) To the extent applicable, it is intended that the compensation arrangements under this Agreement be in full compliance with Section 409A (it being understood that certain compensation arrangements under this Agreement are intended not to be subject to Section 409A).  The Agreement shall be construed, to the maximum extent permitted, in a manner to give effect to such intention.  Notwithstanding anything in this Agreement to the contrary, distributions upon termination of the Executive’s employment may only be made upon a Separation from Service.  Neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold the Executive harmless from any or all such taxes, interest or penalties, or liability for any damages related thereto.  The Executive acknowledges that the Executive has been advised to obtain independent legal, tax or other counsel in connection with Section 409A.

(a) With respect to any amount of expenses eligible for reimbursement under this Agreement, such expenses will be reimbursed by the Company within thirty (30) calendar days following the date on which the Company receives the applicable invoice from the Executive in accordance with the Company’s expense reimbursement policies, but in no event later than the last day of the Executive’s taxable year following the taxable year in which the Executive incurs the related expenses.  In no event will the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor will the Executive’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

(b) Each payment under this Agreement shall be regarded as a “separate payment” and not of a series of payments for purposes of Section 409A.

22. Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

23. Executive’s Representation.  The Executive hereby represents and warrants to Company that the Executive is not now under any contractual or other obligation that is inconsistent with or in conflict with this Agreement or that would prevent, limit, or impair the Executive’s performance of the Executive’s obligations under this Agreement.

24. Survivorship.  Upon the expiration or other termination of this Agreement or the Executive’s employment with the Company, the respective rights and obligations of the parties hereto shall survive to the extent necessary to carry out the intentions of the parties under this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CENTURY ALUMINUM COMPANY
By:	/s/ Logan W. Kruger
Logan W. Kruger President and Chief Executive Officer
/s/ William J. Leatherberry
William J. Leatherberry